Exhibit 99.3
CUSTOMER INSTRUCTIONS FORM

This form needs to be completed if your brokerage firm or bank requires you to submit written instructions to them to tender your restricted Series C preferred securities in exchange for exchange Series C preferred securities.
For assistance in completing this form, please contact your account executive, or call
Rosa Lopez of Acupay System, in New York at 1-212-422-1222 or Maria Mercedes in London at +44-(0)-207-382-0340.

With respect to the Exchange Offer regarding
600,000 BBVA International Preferred S.A., Unipersonal Series C
$600,000,000 Fixed/Floating Rate Non-Cumulative Guaranteed Preferred Securities
(liquidation preference $1,000 per security)
fully and unconditionally guaranteed by Banco Bilbao Vizcaya Argentaria, S.A., which were previously sold in transactions exempt from registration under the Securities Act of 1933
CUSIP: 05530RAA6 and ISIN: US05530RAA68 (the “restricted Series C preferred securities”)

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 14, 2008 UNLESS CHANGED

To My Broker or Account Executive:

I have received the Prospectus from BBVA International Preferred S.A., Unipersonal dated [March •], 2008 concerning the offer to exchange the above-referenced restricted Series C preferred securities.  I have read the Prospectus and agree to be bound by the terms and conditions explained in the Prospectus.

This will instruct you to tender the restricted Series C preferred securities, indicated below held by you for my account, in exchange for the exchange Series C preferred securities, as explained in the Prospectus.  Or, if I want to retain my restricted  Series C preferred securities which were previously sold in transactions exempt from registration under the Securities Act of 1933, I have instructed you not to tender my restricted  Series C preferred securities for exchange.

The Terms of My Tender for Exchange:

☐    YES.  Please tender my restricted Series C preferred securities for exchange.  I understand that my restricted Series C preferred securities will be exchanged for exchange Series C preferred securities which have been registered under the Securities Act of 1933 and by tendering my restricted Series C preferred securities I shall be deemed to have consented to the amendment to the registration rights agreement relating to the Series C preferred securities to provide for the listing of the exchange Series C preferred securities on the New York Stock Exchange as described in the Prospectus.

☐    NO.  Do not tender my restricted Series C preferred securities for exchange.  I understand that my restricted Series C preferred securities were previously sold in transactions exempt from registration under the Securities Act of 1933.

My Signature and Contact Information:

Signature(s):	Print Bondowner Name(s):

X ____________________________________ X ____________________________________	___________________________________________________________________________ ___________________________________________________________________________

Dated: ______________________, 2008	Address:
(the date signed)
_________________________________________________________________
CUSIP # Amount Held
_________________________________________________________________
05530RAA6 ___________	City State Zip Code

Daytime Telephone: ( )

Please deliver this completed and signed Customer Instructions Form to your broker or account executive in time for it to be processed and submitted before the April 14, 2008 deadline (at least two business days before the deadline is necessary for your broker or account executive to process your instructions and tender your restricted Series C preferred securities for exchange).  If your tender instructions are not received by the deadline, you will not receive exchange Series C preferred securities which have been registered under the Securities Act of 1933.